Exhibit 99.1

K-Swiss Reports Second Quarter Results

WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--August 5, 2010--K•Swiss Inc. (NASDAQ: KSWS) today announced results for the second quarter ended June 30, 2010. The sale of Royal Elastics on April 30, 2009, is accounted for as a discontinued operation in the Company’s financial results and is excluded from futures orders data for the current and prior-year periods.

Financial Results

Net loss for the second quarter of 2010 was $14,545,000, or $0.41 per diluted share, compared with a net loss of $11,497,000, or $0.33 per diluted share, for the prior-year period. Results for the second quarter of 2010 include a one-time charge of $3,320,000 for recognition of the net present value of the €3,000,000 future purchase price of Palladium SAS, which was revised in May 2010. Net loss for the six months ended June 30, 2010, was $19,243,000, or $0.55 per diluted share, compared with a net loss of $12,590,000, or $0.36 per diluted share, for the six months ended June 30, 2009.

For the second quarter of 2010, total worldwide revenues decreased 13.3% to $46,831,000 compared with $54,032,000 in the prior-year period. Domestic revenues decreased 21.0% to $22,704,000 in the second quarter, and international revenues decreased 4.6% to $24,127,000 for the same period. Total worldwide revenues for the first six months of 2010 decreased 12.0% to $112,701,000 compared with $128,076,000 in the first six months of 2009. Domestic revenues decreased 21.1% to $46,644,000 in the first half of 2010, and international revenues decreased 4.2% to $66,057,000.

Futures Orders

Worldwide futures orders with start ship dates from July through December 2010 decreased 8.6% to $64,601,000 at June 30, 2010. Domestic futures orders increased 17.1% to $25,034,000 at June 30, 2010, from $21,374,000 the previous year. International futures orders decreased 19.7% to $39,567,000 at June 30, 2010, from $49,270,000 the previous year.

Thailand Contract Sourcing

In May 2010, the Company disclosed its contract manufacturer in Thailand, one of only three manufacturers utilized by the Company in its global supply chain, ceased operations in April 2010. This manufacturer was scheduled to produce approximately 700,000 pairs during the second and third quarters of 2010. The Company has secured temporary production capacity in other facilities to partially replace this lost capacity and by October 2010, the lost capacity will be fully replaced.

FORM Athletics Acquisition and Formation of K•Swiss Orange County

In July 2010, the Company announced it had acquired FORM Athletics, a progressive MMA and lifestyle apparel brand with a distinct surf-and-skate aesthetic. Terms of the acquisition were not disclosed. FORM Athletics is now a division of K•Swiss and will be led by its founder, Mark Miller, who will also become President of K•Swiss Orange County, a new division of the K•Swiss brand focused on the youth consumer.

Steven Nichols, Chairman of the Board and President, stated, “The progress we are making to propel the K•Swiss and Palladium brands forward through investments in innovation and marketing remains largely underneath the surface in our reported results so far. We are having more measurable impacts to date where it matters the most in preparing for 2011 and beyond – increasing awareness of our California heritage, gaining acceptance and recognition for our running product and building on our base in tennis. The acquisition of FORM Athletics and the formation of K•Swiss Orange County are part of the natural evolution of our positioning of K•Swiss as the California Sports Company.”

Guidance

For 2010, the Company expects full year consolidated revenues to be 5% to 10% less than 2009.

Consolidated gross margin is expected to be approximately 41-42% compared with 35.8% in 2009 due to expected lower closeout sales during 2010 compared with 2009.

Selling, general & administrative expenses are expected to be $138 million to $144 million due to increased marketing expenditures. These expenditures will be continually evaluated and could change over time, including the possibility of even greater marketing expenditures depending on available branding opportunities.

The tax benefit rate is projected to be approximately 25%. Should the Company be unable to substantiate evidence for realizing the benefit of its deferred tax assets in the second half of the year, the Company might be required to establish a reserve of $14.9 million, plus any deferred tax assets established during the remainder of 2010, if any.

Investor Conference Call and Web Simulcast

K•Swiss will conduct a conference call on its second quarter 2010 results today, at 11:00 a.m. ET. The number to call for this interactive teleconference is (212) 231-2902. A replay of this conference call will be available until August 12, 2010, by dialing (402) 977-9140 and entering the passcode, 21463998.

The Company will also provide an online Web simulcast and rebroadcast of this conference call. The live broadcast of K•Swiss' quarterly conference call will be available online at www.streetevents.com and www.earnings.com today, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue through August 12, 2010.

Founded more than forty years ago in Van Nuys, California, K•Swiss introduced the first all-leather tennis shoe, the K•Swiss "Classic" in 1966. Since its inception, K•Swiss has rooted itself in California Sport with an aim to be the most inspiring and innovative sports brand in the market. Today the Company offers performance and lifestyle footwear and apparel for several categories under its California Sports umbrella including Tennis Heritage, California Fit (Running, Triathlon and Fitness) and California Youth. K•Swiss also designs, develops and markets footwear under the Palladium brand and owns the FORM Athletics brand. For more information about K•Swiss, visit www.kswiss.com.

Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: the ability to adequately replace lost manufacturing capacity in Thailand, non-achievement of the assumptions discussed herein, general and regional economic conditions, availability of credit, industry trends, merchandise trends, including market acceptance of the Company's product offerings, customer demand, competition, the impact of terrorism and/or a potential global conflict on the worldwide economy, dependence on large customers and credit concentrations and order cancellations and reduced sales resulting from a deepening of the current worldwide recession. A complete description of these factors, as well as others which could affect the Company's business, is set forth in the Company's periodic filings, including its Form 10-Q for the quarter ended June 30, 2010, which is currently on file with the SEC. "Backlog" as of any date, represents orders scheduled to be shipped within the next six months. Backlog does not include orders scheduled to be shipped on or prior to the date of determination of backlog. The mix of "futures" and "at-once" orders can vary significantly from quarter to quarter and year to year and, therefore, "futures" are not necessarily indicative of revenues for subsequent periods.

K•Swiss Inc. Consolidated Statements of Earnings/Loss
(In thousands, except earnings per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Revenues	$46,831	$54,032	$112,701	$128,076
Cost of goods sold	29,305	37,772	66,529	83,524
Gross profit	17,526	16,260	46,172	44,552
Selling, general and administrative expenses	32,980	30,304	68,303	60,280
Operating loss	(15,454)	(14,044)	(22,131)	(15,728)
Other expense, net	(3,320)	(763)	(3,320)	(763)
Interest income, net	228	468	367	344
Loss before income tax benefit and discontinued operations	(18,546)	(14,339)	(25,084)	(16,147)
Income tax benefit	(4,001)	(3,274)	(5,841)	(3,477)
Loss before discontinued operations	(14,545)	(11,065)	(19,243)	(12,670)
Earnings (loss) from discontinued operations, less applicable income tax benefit	-	(432)	-	80
Net loss	$(14,545)	$(11,497)	$(19,243)	$(12,590)
Basic loss per share	$(0.41)	$(0.33)	$(0.55)	$(0.36)
Diluted loss per share	$(0.41)	$(0.33)	$(0.55)	$(0.36)
Weighted average number of shares outstanding
Basic	35,186	34,867	35,164	34,863
Diluted	35,186	34,867	35,164	34,863

K•Swiss Inc. Condensed Balance Sheets
(In thousands)

			June 30,
			2010	2009
ASSETS			(Unaudited)
CURRENT ASSETS
Cash and cash equivalents			$63,921	$163,093
Restricted cash and cash equivalents and restricted investments available for sale			23,085	22,270
Investments available for sale			81,377	-
Accounts receivable, net			30,185	38,347
Inventories			47,195	63,792
Prepaid expenses and other current assets			6,451	5,436
Income taxes receivable			13,821	-
Deferred income taxes			2,879	6,679
Total current assets			268,914	299,617
PROPERTY, PLANT AND EQUIPMENT, NET			21,332	23,057
OTHER ASSETS
Intangible assets			14,340	19,947
Deferred income taxes			15,406	11,611
Other			9,862	8,384
Total other assets			39,608	39,942
			$329,854	$362,616

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Bank lines of credit and current portion of long-term debt			$1,753	$4,372
Trade accounts payable			19,478	14,346
Accrued income taxes payable			136	526
Accrued liabilities			12,035	15,707
Total current liabilities			33,402	34,951
OTHER LIABILITIES
Long-term debt			410	774
Other liabilities			14,062	13,393
Contingent purchase price			3,320	-
Total other liabilities			17,792	14,167
STOCKHOLDERS' EQUITY			278,660	313,498
			$329,854	$362,616

CONTACT:
K•Swiss Inc.
George Powlick, 818-706-5100
Chief Financial Officer